Exhibit (a-11)

                          THE ALGER INSTITUTIONAL FUNDS

                           CERTIFICATE OF TERMINATION

         The undersigned, being the Secretary of The Alger Institutional Funds (the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, does hereby certify that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1(b) of the Amended and Restated Agreement and Declaration of Trust dated July 14, 1993, as amended to date, and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on September 12, 2006 and pursuant to Section 7.6 of the Declaration by Written Action of the Sole Shareholder dated November 20, 2006, Alger Technology Institutional Fund is terminated effective upon the filing of this Certificate of Termination with the Secretary of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the undersigned has set his hand and seal this 20th day of November, 2006.

                                                  /s/ Hal Liebes
                                                  -----------------------------
                                                  Name: Hal Liebes
                                                  Title: Secretary